Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

VolitionRx Limited

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 11, 2016 contained in this annual report on Form 10-K with respect to the consolidated financial statements of VolitionRx Limited, in its registration statements on Form S-3 (Registration Statement Nos. 333-206781 and 333-195213) and its registration statement on Form S-8 (Registration Statement No. 333-208512). We also consent to the reference of our firm under the caption “Experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Salt Lake City, UT

March 11, 2016